EXHIBIT 10.4

LIMITED LIABILITY COMPANY AGREEMENT

of

BRAND BUILDERS RX, LLC

(A Delaware Limited Liability Company)

Dated as of October 1, 2008

TABLE OF CONTENTS

Page

ARTICLE I ORGANIZATION	1
Section 1.1 Name	1
Section 1.2 Board of Managers	1
Section 1.3 Place of Principal Office; Registered Agent	2
Section 1.4 Purpose and Limitations on Activities	2
Section 1.5 Term	2
Section 1.6 Fiscal Year	2
Section 1.7 Filings.	2
Section 1.8 Limitations on Company Powers	3
Section 1.9 No State-Law Partnership	3
Section 1.10 Admission of Members	3
ARTICLE II CAPITAL	3
Section 2.1 Capital Contributions	3
Section 2.2 Additional Capital Contributions; New Members.	3
Section 2.3 Loans	4
ARTICLE III MEMBERSHIP INTERESTS AND CAPITAL ACCOUNTS	5
Section 3.1 Company Interests	5
Section 3.2 Capital Accounts.	5
Section 3.3 Purchase or Redemption of Membership Interests	6
ARTICLE IV ALLOCATIONS	6
Section 4.1 Allocation of Net Income and Net Loss	6
Section 4.2 Limitation on Loss Allocation	6
Section 4.3 Special Allocations	7
Section 4.4 Tax Incidents	8
Section 4.5 Section 704(c) Allocations	9
ARTICLE V DISTRIBUTIONS	9
Section 5.1 Distributions.	9
(a) In General. .	9
(b) Tax Distributions..	9
Section 5.2 Form of Distribution	9
Section 5.3 Withholding Taxes.	9
(a) Authority to Withhold; Treatment of Withheld Tax..	9
(b) Withholding from Distributions of Property. .	10
(c) Withholding from Distributions to the Company. .	10
(d) Indemnification. .	10

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ARTICLE VI OPERATIONS AND MANAGEMENT	10
Section 6.1 Exclusive Authority to Manage.	10
Section 6.2 Indemnification and Liability.	13
Section 6.3 Transactions with Affiliates.	14
Section 6.4 Officers.	14
(a) Appointment of Officers..	14
(b) Removal, Resignation and Filling of Vacancy of Officers.	14
(c) Salaries of Officers. .	15
(d) Budget. .	16
(e) Signing Authority of Officers.	15
Section 6.5 Other Activities	15
ARTICLE VII THE BOARD OF MANAGERS	16
Section 7.1 Function of the Board of Managers.	16
(a) Generally..	16
(b) Membership..	16
(c) Meetings and Approval Requirements.	16
ARTICLE VIII ACCOUNTING AND RECORDS; TAX MATTERS	18
Section 8.1 Books and Records	18
Section 8.2 Reports; Tax Returns	18
Section 8.3 Inspection of Company Records	19
Section 8.4 U.S. Federal Tax Elections	19
Section 8.5 U.S. Federal Tax Matters Partner	19
Section 8.6 Financial Statements	19
Section 8.7 Non-Confidential Transaction	20
Section 8.8 Additional Information	20
ARTICLE IX TRANSFERS	21
Section 9.1 Transfers.	21
Section 9.2 Transfer Documentation	21
ARTICLE X DISSOLUTION, LIQUIDATION AND TERMINATION	22
Section 10.1 Limitations	22
Section 10.2 Exclusive Causes	22
Section 10.3 Liquidation	22
Section 10.4 Continuation of the Company	23
ARTICLE XI MISCELLANEOUS	24
Section 11.1 Binding Effect	24
Section 11.2 Notices	24

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Section 11.3 Entire Agreement	24
Section 11.4 Section Headings	24
Section 11.5 Counterparts	24
Section 11.6 Severability	25
Section 11.7 Governing Law	25
Section 11.8 Incorporation by Reference	25
Section 11.9 Limitation on Liability	25
Section 11.10 Amendment, Waiver or Modification	25
Section 11.11 Variation of Pronouns	26
Section 11.12 Further Action	26
Section 11.13 Investment Representations	26
Section 11.14 Publicly Traded Partnership Provision	26
Section 11.15 Nature of Interests	28

Exhibit A	List of Members, Capital Contributions and Percentage Interests
Exhibit B	Definition of Terms
Exhibit C	Certificate of Formation
Exhibit D	Initial Budget
Exhibit E	Buy-Sell Agreement
Exhibit F	Management Services Agreement

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LIMITED LIABILITY COMPANY AGREEMENT

of

BRAND BUILDERS RX, LLC

LIMITED LIABILITY COMPANY AGREEMENT OF BRAND BUILDERS RX, LLC (the “Company”), dated as of the 1st day of October, 2008, by and among the Persons listed on Exhibit A hereto, each, a “Member,” and together with any other Member admitted to the Company pursuant to the terms of this Agreement, the “Members”). All capitalized terms used herein shall have the meaning ascribed to such terms in Exhibit B hereto.

W I T N E S S E T H :

WHEREAS, the Company was formed on October 7, 2008 pursuant to the Act;

WHEREAS, the Members desire to participate in such a limited liability company for the purpose of providing certain marketing services for Hydron’s products and activities necessary, convenient or incidental to the conduct, promotion or attainment of such purpose and conducting the business as hereinafter defined in Section 1.4, and for any other purposes permitted by the Act which are approved by the Members in accordance with this Agreement; and

WHEREAS, the Members have concluded that such business may be conducted most effectively in the form of a limited liability company among them in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

ARTICLE I

ORGANIZATION

Section 1.1     Name. The name of the Company shall be “Brand Builders RX, LLC.” All business of the Company shall be conducted under such name.

Section 1.2     Board of Managers. The Members shall appoint four (4) Persons to act as “managers” of the Company within the meaning of the Act (the “Managers”) with the authority to manage the Company as a Board of Managers (the “Board of Managers”) in the following manner: (a) for so long as Hydron or its Affiliates own any Membership Interest, Hydron shall be entitled to appoint one (1) Manager and (b) for so long as Harezi or its Affiliates owns any Membership Interest, Harezi shall be entitled to appoint three (3) Managers. The initial

Managers forming the Board of Managers are as follows: (x) Hydron hereby appoints Richard Banakus as its initial Manager and (y) Harezi hereby appoints Ilonka Harezi, David Pollock and Felipe Barrios as its initial Managers. Each Manager shall hold office until his or her death, resignation or removal, as set forth in Sections 6.1 (b) and (c).

Section 1.3     Place of Principal Office; Registered Agent. The address of the principal office of the Company shall be 645 E. Atlantic Avenue, Delray Beach, Florida 33483. The name and address of the registered agent for service of process on the Company in the State of Delaware is Business Filings Incorporated, 108 West 13th Street, Wilmington, Delaware 19801. The Board of Managers may at any time on 10 days’ prior Notice to all Members change the location of the Company’s principal office or change the registered agent, if the Board of Managers deems it advisable.

Section 1.4     Purpose and Limitations on Activities. The Company is organized for the purpose of developing, manufacturing, marketing and selling products and services utilizing the Hydron polymer and other proprietary intellectual property owned, licensed or sublicensed by the Company, and for any purposes and activities necessary, convenient or incidental to the conduct, promotion or attainment of such purpose (the “Business”) and for any other purposes permitted by the Act which are approved by the Members in accordance with this Agreement.

Section 1.5     Term. The Company shall continue in existence from the date hereof until the Company is terminated pursuant to ARTICLE X.

Section 1.6     Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall initially be the twelve-month period ending September 30, subject to amendment by the Board of Managers.

Section 1.7	Filings.

(a)       The Certificate of Formation was filed with the Delaware Secretary of State on October 7, 2008, by an “authorized person” within the meaning of the Act, and the Members hereby ratify and approve such filing. The Board of Managers shall use its reasonable best efforts to cause amendments to the Certificate of Formation to be executed and filed whenever required by the Act.

(b)       The Board of Managers shall use its reasonable best efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware.

(c)       Subject to Section 1.8, the Board of Managers shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in the State of Florida and any other jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. Subject to Section 1.8, the Board of Managers, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 1.8     Limitations on Company Powers. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

Section 1.9     No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be an agent, partner or joint venturer of any other Member for any purposes other than U.S. federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.

Section 1.10   Admission of Members. Upon execution of this Agreement, each Member shall be admitted to the Company as a Member and shall have contributed to the capital of the Company its Capital Contribution as set forth in Section 2.1.

ARTICLE II

CAPITAL

Section 2.1     Capital Contributions. Each Member has made a Capital Contribution of cash, property or other consideration to the Company as provided in the Contribution Agreement, the mutually agreed fair market value (if any) of which is set forth opposite such Member’s name in Exhibit A.

Section 2.2	Additional Capital Contributions; New Members.

(a)       Except as set forth in Section 2.1 above and this Section 2.2, no Member shall be required to make any Capital Contributions. In the event that funds are necessary from time to time for the conduct of the Company’s business based on the Budget adopted and approved by the Members, and the availability (or lack of availability) of funding from other sources, Harezi shall be required to make an additional Capital Contribution (“Additional Capital Contributions”) in the form of cash, credit line, cross guarantees and/or personal guarantees, in an aggregate amount of not more than $200,000 (Two Hundred Thousand Dollars) (“Harezi Contribution”). Harezi shall be entitled to, on behalf of the Company, encumber the Company’s assets in order to obtain such funds, subject to the limitations contained in Section 6.1(f)(vii) herein. The Harezi Contribution shall be added to the Capital Account of Harezi. The Harezi Contribution shall not change Harezi’s Member Interest or Percentage Interest or the Member Interest or Percentage Interest of Hydron or any other Member.

(b)       Subject to ARTICLE IX and to the approval of all of the Members, the Board of Managers may issue additional Membership Interests and thereby admit a new Member or new Members, as the case may be, to the Company, only if such new Member (A) has delivered to the Board of Managers its Capital Contribution in an amount determined by the Board of Managers and reasonably acceptable to Members holding not less than seventy percent (70%) in Percentage Interest, (B) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto and (C) has delivered such additional documentation as the Board of Managers shall reasonably require to so admit such new Member to the Company. Upon the admission of any new Member to the Company pursuant to Section 2.2(b), the

Percentage Interests and Membership Interests of the Members shall be adjusted to reflect the admission of such new Member, based upon the such factors as the Board of Managers shall determine to be material including the amount of the Capital Contribution and the fair market value of the Company. If an adjustment is made pursuant to this Section 2.2(b), Exhibit A and the books and records of the Company shall be amended accordingly.

(c)       Return of Capital; Interest. No Member shall be entitled to withdraw any part of its Capital Contribution, to receive interest or other earnings on its Capital Contribution or to receive any distributions from the Company, except as expressly provided in this Agreement (including, without limitation, Section 10.3) and in the License Agreement. No Member shall be entitled to resign or withdraw from the Company except as expressly provided in this Agreement (including, without limitation, Section 10.3), and no Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Membership Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

Section 2.3	Loans.

(a)       Subject to the limitations provided herein, in the event that at any time or from time to time additional funds in excess of the Capital Contributions of the Members are required by the Company for or in respect of its business or any of its obligations, the Board of Managers may, but shall not be obligated to, apply on behalf of the Company to borrow such required additional funds, with interest payable at the then prevailing rates, from commercial banks, savings and loan associations or other lending institutions. The Board of Managers shall be entitled to, on behalf of the Company, encumber the Company’s assets in order to obtain such funds, subject to the limitations contained in Section 6.1(f)(vii) herein

(b)       In the event that the Board of Managers is unable or chooses not to cause the Company to borrow said required additional funds from a commercial bank, savings and loan association or other lending institution, any Member (or an Affiliate of any Member) may, but is not required to, lend such funds to the Company. In the event that a Member or their Affiliate elects to provide the additional funds in the form of a loan to the Company, any such loan may be evidenced by a negotiable promissory note of the Company and shall bear interest at a rate per annum specified in such note, or if no note is issued, at a fixed rate equal to the prime interest rate as set forth in The Wall Street Journal as of the date of such loan. In no event shall any such loan bear interest at a rate in excess of the highest lawful non-usurious rate permitted by the law applicable to the loan. Any interest paid on a loan made pursuant to this Section 2.4 (b) shall be deemed an expense of the Company and repayment of such loan(s) shall not affect the Capital Account of the Member.

(c)       Loans by a Member to the Company (including those arising by virtue of payment under a guaranty or indemnity of the Company’s obligations) shall not be considered Capital Contributions and shall not increase the Capital Account of the lending Member. Subject to the limitations contained in Section 4.5, the Company’s deduction for interest paid in respect to any loan from any Member shall be allocated to that Member.

ARTICLE III

MEMBERSHIP INTERESTS AND CAPITAL ACCOUNTS

Section 3.1     Company Interests. A Member’s “Membership Interest” shall mean the entire ownership interest of such Member in the Company, including any and all rights, powers and benefits accorded a Member under this Agreement and the duties and obligations of such Member hereunder. The “Percentage Interest” of each Member used in computing certain allocations and distributions to the Members pursuant to the terms of this Agreement shall be as set forth on Exhibit A as adjusted from time to time pursuant to the provisions of Section 2.2 (b) hereof. The Membership Interest and Percentage Interest of a Member need not be in proportion to the Capital Contribution made by such Member to the Company.

Section 3.2	Capital Accounts.

(a)       A separate capital account (“Capital Account”) shall be maintained for each Member in accordance with Treasury Regulations § 1.704-1(b)(2)(iv). Without limiting the foregoing, each Member’s Capital Account shall be credited with the sum of (i) the amount of cash and the fair market value of other property (net of liabilities that the Company is considered to assume or take subject to) transferred by such Member to the Company as Capital Contributions and (ii) the amount of all income (or items thereof) credited to the account of such Member pursuant to Section 4.1 and Section 4.3. Each Member’s Capital Account shall be reduced by the sum of (x) the cash and the fair market value of property distributed to it pursuant to this Agreement (net of liabilities that such Member is considered to assume or take subject to) and (y) allocations to it pursuant to ARTICLE IV of deductions or loss (or items thereof). If any property other than cash is distributed to a Member, including any termination of the rights under the License Agreement and the reversion of such rights to Hydron as set forth in the License Agreement, the Capital Accounts of the Members shall be adjusted as if the property had instead been sold by the Company for a price equal to its fair market value and the proceeds distributed. Upon liquidation and winding-up of the Company, any unsold Company property shall be valued to determine the gain or loss which would result if such property were sold at its fair market value at the time of such liquidation. The Capital Accounts of the Members shall be adjusted to reflect how any such gain or loss would have been allocated under ARTICLE IV if such property had been sold at the assigned values. No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Treasury Regulations § 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(b)       The Capital Accounts of the Members shall be increased or decreased in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the property of the Company on the Company’s books as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c)       Pursuant to Section 2.2(a), Harezi may be required to provide personal guarantees for the Company’s obligations. Harezi’s Capital Account shall only be credited for any personal guarantee in the event and to the extent that the personal guarantee is called upon in lieu of the Company’s obligation. The Capital Accounts of the Members shall be increased or decreased in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the property of the Company on the Company’s books as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

Section 3.3     Purchase or Redemption of Membership Interests. Except as contemplated by the Right of First Refusal set forth in Section 9., the Company may not acquire, by purchase, redemption or otherwise, Membership Interests without the prior written unanimous approval of all of the Members.

ARTICLE IV

ALLOCATIONS

Section 4.1     Allocation of Net Income and Net Loss. Except as provided in Sections 4.2 and 4.3 below, Net Income and Net Losses of the Company for each Fiscal Year shall be allocated to the Members according to their Percentage Interests. If any Net Losses are allocated to the Members under this Section 4.1, then subsequent allocations of Net Income shall be made in proportion to, and to the extent of, the allocations of Net Losses under this Section 4.1 until such allocations of Net Losses are fully offset by allocations of Net Income.

Section 4.2     Limitation on Loss Allocation. Losses allocated to a Member pursuant to Section 4.1 shall not exceed the maximum amount of losses that can be allocated without causing a Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that any Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of losses pursuant to Section 4.1, the amount of losses that would be allocated to such Member but for the application of this Section 4.2 shall be allocated to the other Members to the extent that such allocations would not cause such Members to have an Adjusted Capital Account Deficit and allocated among such Members in proportion to their Percentage Interests. Any allocation of items of loss pursuant to this Section 4.2 shall be taken into account in computing subsequent allocations pursuant to Section 4.1, and prior to any allocation of items in such Section so that the net amount of any items allocated to each Member pursuant to Section 4.1 and this Section 4.2 shall, to the maximum extent practicable, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of Section 4.1 and this Section 4.2 if such allocation under this Section 4.2 had not occurred.

Section 4.3     Special Allocations. Notwithstanding any of the provisions set forth above in this ARTICLE IV to the contrary, the following special allocations shall be made in the following order:

(a)       Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations § 1.704-2(f)(6) and § 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(b)       Member Minimum Gain Chargeback. Notwithstanding any other provision of this ARTICLE IV, except Section 4.3(a), if there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Year, each Member which has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations § 1.704-2(i)(4) and § 1.704-2(j)(2)(ii). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)       Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specifically allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE IV have been tentatively made as if this Section 4.3(c) were not in this Agreement. The foregoing provision is intended to comply with Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d)       Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, then each such Member shall be specially allocated items of Company income and gain as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE IV have been tentatively made as if this Section 4.3(d) were not in this Agreement.

(e)       Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year will be allocated to the Members in the same manner in which such items would have been allocated pursuant to Section 4.1.

(f)        Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations § 1.704-2(i).

(g)       Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations Section.

(h)       Curative Allocations. It is the intent of the Members that, to the extent possible, the allocations set forth in the foregoing provisions of this Section 4.3 will be offset with special allocations of other items of Company income, gain, loss, and deduction pursuant to this Section 4.3(h). Therefore, notwithstanding any other provision of this ARTICLE IV (other than Section 4.3 hereof), the Board of Managers shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Board of Managers determines to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the allocations set forth in the foregoing provisions of this Section 4.3 were not part of this Agreement. In exercising its discretion under this Section 4.3(h), the Board of Managers shall take into account future allocations under Sections 4.3(a) and 4.3(b) that, although not yet made, are likely to offset other allocations previously made under Sections 4.3(e) and 4.3(f).

Section 4.4     Tax Incidents. It is intended that the Company will be treated as a pass-through entity for tax purposes. Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss or deduction was allocated pursuant to the preceding Sections of this ARTICLE IV.

Section 4.5     Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, or any property owned by the Company at the time of any revaluation of the Company’s assets pursuant to Section 3.2(b), shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution or revaluation. Any elections or decisions relating to such allocations shall be made by the Board of Managers in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses or other items or distributions pursuant to any provision of this Agreement.

ARTICLE V

DISTRIBUTIONS

Section 5.1	Distributions.

(a)       In General. Subject to Section 5.1(b), Section 6.1(f) and ARTICLE X, Distributable Cash shall be distributed at such times and in such amounts as the Board of Managers deems appropriate to all Members in proportion to their respective Percentage Interests. It is the intent and desire of the Members that the Company distribute Distributable Cash as and when available.

(b)       Tax Distributions. Notwithstanding Section 5.1(a) above, as soon as reasonably practicable after the end of each calendar quarter, the Board of Managers shall determine the Tax Allowance Amount for every Member in respect of such quarter based on each Member’s respective Percentage Interests. Upon such determination, the Company shall distribute each Member’s Tax Allowance Amount to such Member provided that such distribution is not prohibited by applicable law or any agreement to which the Company is then a party or is otherwise bound. All such distributions shall have priority over any distributions pursuant to Section 5.1(a) above. Amounts distributed pursuant to this Section 5.1(b) shall be treated as distributions of Distributable Cash for all purposes of this Agreement and shall be offset against and reduce subsequent distributions of Distributable Cash made pursuant to Section 5.1(a).

Section 5.2     Form of Distribution. A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a disproportionate distribution of any asset in kind without such Member’s consent.

Section 5.3	Withholding Taxes.

(a)       Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates (pursuant to the Code or any provision of United States federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member’s participation in the Company. If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution of Distributable Cash pursuant to the relevant clause of Section 5.1 with respect to such Member’s Membership Interest to the extent that such Member (or any successor to such Member’s Membership Interest) would have received a distribution but for such withholding. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions that such Member would have received for such period but for such withholding, the Board of Managers shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer. Any withholdings by the Company referred to in this Section 5.3(a) shall be made at the maximum applicable statutory rate under the applicable tax law unless the Board of Managers shall have received an opinion of counsel or other evidence, satisfactory to the Board of Managers, to the effect that a lower rate is applicable, or that no withholding is applicable.

(b)       Withholding from Distributions of Property. If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount required to be withheld.

(c)       Withholding from Distributions to the Company. In the event that the Company receives a distribution from or in respect of which tax has been withheld, the Company shall be deemed to have received cash in an amount equal to the amount of such withheld tax, and each Member shall be deemed to have received as a distribution of Distributable Cash pursuant to the relevant clause of Section 5.1 the portion of such amount that is attributable to such Member’s Membership Interest as equitably determined by the Board of Managers.

(d)       Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for United States federal, state or local or non-U.S. income tax purposes against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person’s gross negligence, willful misconduct or bad faith) relating to such Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or as a result of such Member’s participation in the Company.

ARTICLE VI

OPERATIONS AND MANAGEMENT

Section 6.1	Exclusive Authority to Manage.

(a)       Except as provided in the Act or as expressly provided herein, the Board of Managers shall have the exclusive power and authority over the conduct of the Company’s business, operations and affairs. The Board of Managers is hereby authorized and empowered, on behalf and in the name of the Company (i) to carry out the purposes of the Company and (ii) to perform all acts, and to enter into (or cause officers of the Company to enter into) and to perform all contracts and other undertakings, which the Board of Managers may in its sole discretion deem necessary or advisable, or which are incidental, to carry out the purposes of the Company and which are not in contravention of this Agreement. Any action taken by the Board of Managers shall constitute the act of and serve to bind the Company and each Member thereof. The Board of Managers shall be the sole Person with the power to bind the Company, except to the extent that such power and authority is expressly delegated to any other Person by the Board of Managers, including, but not limited to, officers of the Company appointed by the Board of Managers (“Officers”). No delegation of power and authority by the Board of Managers shall cause the Board of Managers to cease to be the Board of Managers of the Company.

(b)       A Manager may resign at any time by giving at least 30 days’ Notice to the Members and the Company. Subject to Section 6.1(d), the resignation of a Manager shall take effect upon the expiration of such 30-day notice period or such later time as shall be specified in such Notice and the acceptance of such resignation shall not be necessary to make it effective. If the Manager is also a Member, her, his or its resignation shall not, by itself, affect her, his or its rights as a Member and shall not constitute withdrawal as a Member.

(c)       Subject to Section 6.1(d), a Manager may be removed at any time, with or without cause, only by the Member that appointed such Manager. Any removal pursuant to this Section 6.1(c) shall be made by giving written Notice to the Company and the Manager. If the Manager is also a Member, his, her or its removal shall not, by itself, affect his, her or its rights as a Member and shall not constitute its withdrawal as a Member.

(d)       Notwithstanding anything contained in this Section 6.1 to the contrary, a Manager may not be removed nor will its resignation become effective until a successor Manager has been appointed pursuant to this Section 6.1(d). A vacancy occurring for any reason in the position of a Manager shall be filled by the designation of a new Manager by the Member entitled to appoint and remove such vacating Manager under this Agreement.

(e)       Except as permitted by the Board of Managers, no Member shall have any right or authority to take any action on behalf of the Company with respect to third parties.

(f)        Notwithstanding any other provision in this Agreement to the contrary, the following actions require the unanimous approval of the Board of Managers:

(i)

the sale, lease, transfer, exchange or other disposition (or the agreement to do any of the foregoing at any future time) of all or substantially all of the Company’s assets in any single transaction or series of related transactions;

(ii)	subject to ARTICLE IX and the Buy-Sell Agreement, any Transfer of Membership Interests;
(iii)	the issuance of any additional Membership Interests or the execution of any agreement, the granting of any security or any other right or the making of any offer with respect to the issuance of additional Membership Interests;

(iv)	any merger, consolidation or other business combination involving the Company or any similar transaction;
(v)	subject to Section 11.10, any amendment, modification or alteration of this Agreement or the Company’s Certificate of Formation;
(vi)

the entering into any material contract or agreement with a Member, any Affiliate of a Member, any Related Party, or an Affiliate of a Related Party, other than as contemplated by the Capital Contribution Agreement or this Agreement (for purposes of this subsection (vi), a material contract or agreement shall mean any single agreement calling for the payment or receipt of an amount in excess of $20,000 or series of transactions totaling in excess of $40,000);

(vii)	the encumbering any part of the Company’s rights licensed pursuant to the License Agreement;
(viii)	subject to ARTICLE X, the commencement by the Company of any winding up, liquidation or dissolution of the Company or similar proceeding;
(ix)	the commencement by the Company of any voluntary bankruptcy of the Company or similar proceeding;
(x)

the acquisition of, or the entering into of any agreement to acquire, the securities of any Person, or the making of any other investment in any Person, except as contemplated by the Buy-Sell Agreement;

(xi)	the direct or indirect making of loans or advances to, or the giving of security for or the guaranteeing of the debts secured or guaranteed in excess of $10,000 each, or any Member or any Affiliate of any Member;

(xii)

the entering into by the Company of any partnership, union of interests, joint venture or other arrangement for the sharing of profits of the Company with any other Person, except as contemplated hereby and by the Capital Contribution Agreement;

(xiii)	the initiation, termination, prosecution or settlement of any significant litigation involving the Company;
(xiv)	any material change in the Company’s Business;

(xv)

any material change to the Budget, subject to the provisions of Section 6.4(d) of this Agreement (for purposes of this subsection (xv), material shall mean any change in the Budget of fifteen percent (15%) or greater of the total budgeted amount related to each Fiscal Year);

(xvi)	the acquisition, by purchase, redemption or otherwise, of any Membership Interests, except as provided in Section 10.3 and pursuant to the Buy-Sell Agreement; or
(xvii)	any material change in the Company’s accounting practices.
Section 6.2	Indemnification and Liability.

(a)       The Managers and Officers shall not be liable to the Company or the Members (i) for mistakes of judgment or for any act or omission suffered or taken by them, or for losses due to any such mistakes, action or inaction, except to the extent that the mistake, action, or inaction was caused by the willful misconduct, bad faith or gross negligence of the Managers or (ii) for the willful misfeasance, negligence, bad faith or other conduct of any independent contractor of the Company selected by the Board of Managers, provided that such independent contractor (including any who may be a Member) was selected, engaged or retained and continued in good faith.

(b)       To the maximum extent permitted by applicable law, and except as provided in Section 6.2(a) hereof, the Managers and the Officers shall not be liable for and the Company shall indemnify the Managers and the Officers against, and agrees to hold the Managers and the Officers harmless from, all liabilities and claims (including reasonable attorneys’ fees and expenses in defending against such liabilities and claims) against the Managers or the Officers, arising from the Managers’ and Officers’ performance of their respective duties in conformance with the terms of this Agreement.

(c)       The Managers and the Officers may consult with legal counsel or accountants selected by them, and any action or omission suffered or taken in good faith in reliance and accordance with the written opinion or advice of any such counsel or accountants (provided such have been selected with reasonable care) shall be full protection and justification with respect to the action or omission so suffered or taken.

(d)       In the event that any Member shall, notwithstanding the provisions of Section 18-303 of the Act to the contrary (and solely as a result of the inapplicability, or deemed inapplicability of such provision of the Act), become liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, then the Company shall indemnify such Member and hold such Member harmless from and against any such liability of such Member (together with reasonable attorneys’ fees and expenses in defending against any claimant seeking to impose any such liability) to the extent that it related to or arose out of any action taken or any transaction effected by the Board of Managers under this Agreement or any action which the Board of Managers failed to take or any transaction which the Board of Managers failed to effect and which the Board of Managers was obligated to take or effect under this Agreement.

(a)       Neither any other Member nor the Managers or Officers shall be personally liable for the return of all or any part of a Member’s Capital Contribution or payment of any amounts allocated to it or credited to its Capital Account, which return or payment shall be made solely from, and to the extent of, the Company’s assets pursuant to the terms of this Agreement.

Section 6.3	Transactions with Affiliates.

(a)       Subject to Sections 6.1(f), 6.2 and 6.5, nothing in this Agreement shall preclude any transactions between the Company and any Member or an Affiliate of any Member acting for its own account, provided that any services performed or products provided by the Members or any such Affiliate are services and/or products that the Board of Managers reasonably believes, at the time of requesting such services, to be in the best interests of the Company and to be on terms that might be obtained in an arms’-length transaction between unaffiliated parties. Without limiting the generality of the foregoing, the Members each expressly adopt and approve that certain Management Services Agreement of even date herewith (the “Management Services Agreement”) between the Company and Brand Builders International, LLC in the form attached as Exhibit F hereto, pursuant to which Harezi and certain Affiliates of Harezi will provide management and marketing services to the Company.

(b)       Each Manager and Officer shall be entitled to be reimbursed for all reasonable out-of-pocket expenses, disbursements and advancements it, she or he pays or incurs in connection with the Business of the Company; provided, however, that reimbursement of anticipated expenditures in an aggregate amount of more than $5,000 must be approved in advance by the Board of Managers.

Section 6.4	Officers.

(a)       Appointment of Officers. The Board of Managers may appoint Officers at any time. The initial President of the Company shall be follows: Ilonka Harezi as President, David Pollock as Vice President, and Felipe Barrios as Treasurer and Secretary. The Board of Managers may appoint additional Officers of the Company, including one or more vice-presidents, a secretary and a chief financial officer. The Officers shall perform such duties as shall be determined from time to time by the Board of Managers.

(b)	Removal, Resignation and Filling of Vacancy of Officers.
(i)	Subject to the rights, if any, of an officer under a contract of employment or consultancy, any officer may be removed, either with or without cause, by the Board of Managers at any time.
(ii)

Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

(iii)	A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(c)       Salaries of Officers. The salaries and benefits of all Officers and agents of the Company shall be fixed by the Board of Managers.

(d)       Budget. A copy of the Budget for the Company’s initial year of operations is attached as Exhibit D hereto. On or before August 1st of each year, the Officer of the Company in charge of financial matters shall prepare and deliver to the Board of Managers for its consideration a Budget of the anticipated and planned revenues and expenses of the Company for the next succeeding fiscal year. The Board of Managers shall consider and vote upon such Budget and following approval by the unanimous vote of the Board of Managers, such Budget shall be effective for such fiscal year, subject to revision by the unanimous vote of the Board of Managers; provided, however, that no member of the Board of Managers may unreasonably vote against or withhold its vote for a revision of the Budget. In the event that the Board of Managers is unable to reach agreement on a Budget for a succeeding fiscal year, the Budget in effect shall continue with respect to expenditures subject to adjustment up or down in proportion to changes in the Company’s net revenues calculated on a quarterly basis.

(e)       Signing Authority of Officers. Subject to restrictions in this Agreement, including, for the avoidance of doubt, the restrictions in this Section 6.4(d), and any restrictions imposed by the Board of Managers, any Officer, acting alone is authorized (i) to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts, and (ii) except as set forth below, to sign contracts and obligations on behalf of the Company and to sign all checks, drafts and other evidences of indebtedness. Notwithstanding the preceding sentence, all checks, drafts and other instruments obligating the Company to pay money in an amount of $50,000 or more must be signed on behalf of the Company by any one Officer and the President (or any other individual designated by the Board of Managers) acting together.

Section 6.5     Other Activities. Any Member may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether presently existing or hereafter created, and neither the Company nor any other Member shall have any rights in or to such independent ventures or the income or profits derived therefrom.

ARTICLE VII

THE BOARD OF MANAGERS

Section 7.1	Function of the Board of Managers.

(a)       Generally. The Board of Managers, composed of all the Managers then in office, is hereby established to manage the Business of the Company.

(b)       Membership. The initial Managers forming the Board of Managers are as set forth in Section 1.2. Managers shall be appointed or removed in accordance with the provisions of Section 6.1. The number of Managers forming the Board of Managers may be increased or decreased with the consent of all of the Members. The initial Board of Managers shall consist of four (4) members.

(c)	Meetings and Approval Requirements.
(i)

Regular Meetings; Proxies. The Board of Managers shall hold meetings at such times and places as are established by action of the Board of Managers or by the written consent of each Manager; provided, however, that in no event shall the regular meetings of the Board of Managers be held any less frequently than quarterly. The Board of Managers may adopt appropriate rules and regulations concerning the frequency and conduct of its meetings. Any member of the Board of Managers may delegate any or all of his or her authority as a Manager to any Person, or may appoint any Person as such Manager’s proxy with respect to any matter or matters to be considered or action to be taken by the Board of Managers, by giving written Notice to the Company and the other Managers, provided that the Members have approved such delegation or appointment in writing. Such approval may be revoked by the Members at any time by giving written Notice to the Managers, provided that any such revocation shall not affect the validity of any action taken by such delegate or proxy prior to such revocation.

(ii)	Special Meetings. A special meeting of the Board of Managers shall be held at the written request of any Manager.
(iii)

Telephonic; Webcast Meetings. Any meeting of the Board of Managers may be held by conference telephone call, webcast or through similar communications equipment by means of which all Persons participating in the meeting can communicate with each other. Participation in a telephonic or webcast meeting held pursuant to this Section shall constitute presence in person at such meeting.

(iv)	Notices. Notices of regular meetings of the Board of Managers are not required. Notices of special meetings of the Board of Managers shall state the date and hour of the meeting and the purpose or purposes for which the meeting is called. Special meetings shall be held at the office of the Company, or at such other place as shall be agreed to by the Board of Managers. The notice of a special meeting shall be given in writing not less than ten (10) nor more than twenty (20) days before the date of the meeting by the Manager requesting such meeting to each other Manager. A Manager may waive in writing the requirements for notice before, at or after a special meeting, and attendance at such a meeting without objection by a Manager shall be deemed a waiver of such notice requirements.

(v)

Quorum. At each meeting of the Board of Managers, the presence in person or by telephone or webcast, as appropriate, of a majority of Managers then in office (unless such Managers are present solely to object to the meeting), which must include at least two Harezi Appointed Managers and the Hydron Appointed Manager shall be necessary to constitute a quorum for the transaction of business; provided, however, that if at any meeting of the Board of Managers there should be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained; and provided, further, however, that the presence of the Hydron Appointed Manager shall not be necessary to constitute a quorum if (1) the Hydron Appointed Manager affirmatively waives the requirement that it attend such meeting for quorum purposes, (2) after receipt of notice of the proposed meeting as provided in Section 7.1(c)(iv), the Hydron Appointed Manager fails to notify the Person calling the meeting of the Board of Managers of the anticipated absence of the Hydron Appointed Member or (3) ) after receipt of notice of the proposed meeting as provided in Section 7.1(c)(iv), the Hydron Appointed Manager fails to provide one or more alternative date to the person calling the meeting of the Board of Managers, or is absent from a meeting of the Board of Manager called on an alternative date selected by the Hydron Appointed Manager, which alternative date must be a Business Day not more than ten (10) days before or after the date on which the meeting was originally scheduled to occur.

(vi)

Approval Requirements. Except for the decisions provided in Section 6.1(f) hereof, the Managers shall act only as a Board of Managers and the individual Managers shall have no power as such. Each Manager shall have one vote on all matters which may come before the Board of Managers for decision. Subject to Section 6.1(f) (or any other provision of this Agreement which expressly provides for a greater vote or which delegates any matter to the Members), actions by the Board of Managers shall require the affirmative vote of a majority of Managers present in person or by telephone, as appropriate, and voting at a duly held meeting of the Board of Managers at which a quorum shall be present and acting throughout; provided, however, that with respect to any action relating to any Affiliate or Related Party, a majority vote means a majority of those members of the Board of Managers excluding Affiliates or Related Parties who are members of the Board of Managers.

(vii)

Written Consents. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting if the entire Board of Managers unanimously consents thereto in writing. Such consents shall be filed with the minutes of the proceedings of the Board of Managers.

ARTICLE VIII

ACCOUNTING AND RECORDS; TAX MATTERS

Section 8.1     Books and Records. The Board of Managers shall cause to be maintained at the Company’s principal place of business:

(a)       books of account of the Company, which shall be maintained in accordance with generally accepted accounting principles in the United States of America consistently applied; and

(b)       all other records necessary, convenient, or incidental to the Business of the Company as provided for herein.

For U.S. federal income tax purposes, the books of account of the Company shall be maintained on the method of accounting designated by the Board of Managers.

Section 8.2     Reports; Tax Returns. The Board of Managers shall prepare and maintain books and accounts of the Company as of the end of each Fiscal Year and each fiscal quarter and otherwise in a form suitable for use in connection with the preparation of the Financial Statements (as defined in Section 8.6). The Board of Managers shall prepare or cause to be prepared all income and other tax returns of the Company and shall cause the same to be filed in a timely manner (including extensions). In addition, the Board of Managers shall be entitled to take any other action on behalf of the Company required to cause the Company to be in compliance with any applicable governmental regulations. Not later than 90 days after the end of each Fiscal Year, the Board of Managers shall deliver or cause to be delivered to each Member a copy of the Company tax returns and Schedule K-1 for the Company with respect to such Fiscal Year, together with such information with respect to the Company as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns. The Board of Managers shall also furnish the Members with such periodic reports concerning the Business and activities of the Company as it considers necessary to advise all Members properly with respect to their investment in the Company, including, in the case of Hydron, such information as may be necessary to comply with its requirements under the Securities Act (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 8.3     Inspection of Company Records. Each Member shall have the right, at all reasonable times during usual business hours, to audit, examine and make copies of, or extracts from, the books of account and other financial records of the Company at its principal place of business. Such right may be exercised through any agent or employee of a Member designated by such Member or by an independent certified public accountant designated by such Member. Each Member shall bear all expenses incurred in any examination made for such Member’s account and shall keep all information obtained during such inspection confidential. In the exercise of their rights under this Section, the Members agree that they shall not cause any unreasonable interference with or disruption of the Company’s Business. Without limiting the generality of the foregoing, Hydron, its independent outside audit firm, its legal counsel and such other parties as it may reasonably require shall be permitted access to the books and records of the Company and its personnel to the extent necessary or useful to facilitate compliance with Hydron’s obligations under the Securities Act and the Exchange Act provided that such access is during ordinary business hours and at the Company’s offices.

Section 8.4     U.S. Federal Tax Elections. In the sole discretion of the Board of Managers, the Company may make any and all elections provided for under the Code or applicable tax law of any state, local or non-United States jurisdiction, including the election provided for in Section 754 of the Code to adjust the basis of the Company’s property and the election provided for in Section 709 of the Code to amortize organization expenses. Each Member, by its execution of this Agreement as a deed, hereby grants the Board of Managers an irrevocable power of attorney to make any U.S. Federal, state or local income tax election as may be required or appropriate to cause the Company to be classified as a “partnership” for U.S. Federal, state or local income tax purposes, or to maintain such classification, and no Member shall make any election to the contrary. Notwithstanding the foregoing, the Board of Managers shall cause the Company to make an election under Sections 754 and 709 of the Code in the Company’s tax returns for its first Fiscal Year.

Section 8.5     U.S. Federal Tax Matters Partner. The Tax Matters Member shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code and shall act in a similar capacity under any applicable non-U.S., state or local tax law. In its capacity as tax matters partner, the Tax Matters Member shall have all the authority and powers afforded to a tax matters partner pursuant to Section 6231 of the Code. All reasonable expenses incurred by the Tax Matters Member while acting in the capacity of tax matters partner shall be paid or reimbursed by the Company.

Section 8.6	Financial Statements; Budget.

(a)       Within ninety (90) days after the end of each Fiscal Year, the Company shall, at its expense, cause to be delivered to any Person who was a Member at any time during the preceding Fiscal Year financial statements audited by an independent public accounting firm registered with the Public Accounting Standards Oversight Board, and within 45 days after each fiscal quarter, quarterly financial statements, in each case prepared in accordance with generally accepted accounting principles consistently applied (collectively, the “Financial Statements”)

The Financial Statements shall include a statement of cash flows for such period, a profit and loss statement for such period and a balance sheet of the Company as of the end of such period. The audited Financial Statements shall include notes and shall be accompanied by a report of the Company’s independent public account firm.

(b)       Company shall provide a copy of the Budget referred to in Section 6.4(d) to the Members within 20 days after approval by the Board of Managers, as well as any revisions or reconciliations of the Budget as may be prepared from time to time as approved or required by the Board of Managers.

Section 8.7     Non-Confidential Transaction. Notwithstanding anything provided herein or in any other document, agreement or understanding relating to the transactions contemplated by this Agreement, the Company and the Members hereby agree and acknowledge that the Company and the Members (and each of their employees, representatives or other agents to the extent, but only to the extent, necessary to implement the purposes of this Agreement) are authorized to disclose to any and all Persons, beginning immediately upon commencement of their discussions regarding the transactions contemplated by this Agreement and without limitation of any kind, the tax treatment and tax structure of such transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Company or the Members (or any employee, representative, or other agent of such party) relating to such tax treatment and tax structure. For purposes of this authorization, the “tax treatment” of a transaction means the purported or claimed U.S. federal or state income tax treatment of the transaction, and the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed U.S. federal or state income tax treatment of the transaction. None of the Company or any Member provides U.S. tax advice, and each of the Company and the Members should consult its own advisors regarding its participation in the transactions contemplated by this Agreement.

Section 8.8     Confidentiality; Non-Use of Non-Public Information. The parties acknowledge that for so long as Hydron is a Member and remains a reporting company under the Securities Act or the Exchange Act, information regarding the Business and financial results and position of the Company shall be kept confidential and no Person shall buy or sell any security or otherwise use any information not disclosed generally to the public for any purpose except in compliance with the requirements of applicable securities and other laws.

Section 8.9     Additional Information. For the purposes of this ARTICLE VIII, the expenses related to any additional information, audits, certifications or similar documentation that may be required as a result of Hydron’s publicly traded status (“Additional Information”) shall be deducted from distributions (other than a distribution solely of the Tax Allowance Amount) made to Hydron by the Company, if any. If no distributions are made, or if the distributions are insufficient to cover the expenses of the Additional Information, the Company shall be responsible to pay for such expenses and such expenses shall accrue and be deducted from any future distributions made to Hydron by the Company.

ARTICLE IX

TRANSFERS

Section 9.1	Transfers.

(a)       Except as provided in this Agreement and pursuant to the Buy-Sell Agreement, a copy of which is attached as Exhibit E to this Agreement, a Member may not Transfer any part of its Membership Interest in the Company without the prior written consent of all of the Members, which consent may be withheld by any Member in its sole discretion; provided, however, that the restrictions contained in this ARTICLE IX will continue to be applicable to the Membership Interests after any such Transfer and before any such Transfer is effected and that the transferees of such Membership Interests shall agree in writing to be bound by all the provisions of this Agreement and shall execute and deliver to the Company a counterpart of this Agreement. Any purported Transfer of any Membership Interest in contravention of this ARTICLE IX or the Buy-Sell Agreement shall be null and void and of no force or effect whatsoever.

(b)       Notwithstanding the foregoing, any Transfer or purported Transfer of any Membership Interest, whether to another Member or to a third party, shall be of no effect, and such transferee shall not become a Member, if, in the sole determination of the Board of Managers, the Transfer would adversely affect the tax or regulatory status of the Company or its Members or if the Company would or may, in the sole determination of the Board of Managers, have in the aggregate more than one hundred (100) members. For purposes of determining the number of members under this Section 9.1(b), a person (the “beneficial owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “flow-through entity”) shall be considered a member, but only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Board of Managers, a principal purpose of the use of the tiered arrangement is to permit the Company to satisfy the 100-member limitation. The Board of Managers may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determination as aforesaid.

Section 9.2     Transfer Documentation. Subject to Section 9.1, the Board of Managers shall admit a transferee of a Member’s Membership Interest to the Company only if such transferee (A) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, (B) has delivered such additional documentation as the Board of Managers shall reasonably require to so admit such transferee to the Company, and (C) any amendments to this Agreement or the Certificate of Formation as the Board of Managers shall reasonably deem necessary shall have been made. Notwithstanding anything contained herein to the contrary, both the Company and the Board of Managers shall be entitled to treat the transferor of a Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this ARTICLE IX and is reasonably satisfactory to the Board of Managers has been received by the Company. The effective date of any Transfer permitted under this Agreement and the Buy-Sell Agreement shall be the close of business on the day of receipt of all required documentation with respect to such Transfer by the Company.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 10.1   Limitations. The Company may be dissolved, liquidated and terminated pursuant to and only pursuant to the provisions of this ARTICLE X, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s assets except as expressly provided in the Contribution Agreement and the License Agreement.

Section 10.2   Exclusive Causes. The Company shall be dissolved, and liquidated pursuant to Section 10.4, upon the earliest to occur of (it being understood that the following events are the only events that can cause the dissolution and liquidation of the Company):

(a)       the written election by all Members to so dissolve, liquidate and terminate the Company;

(b)       the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act;

(c)       the written election of Hydron to dissolve, liquidate and terminate the Company upon any breach by Harezi of any material covenants and agreements contained in this Agreement or any of the Related Agreements to which it is a party that is not cured prior to the expiration of the applicable periods; or

(d)       the written election of Harezi to dissolve, liquidate and terminate the Company upon any breach by Hydron of any material covenants and agreements contained in this Agreement or any of the Related Agreements to which it is a party that is not cured prior to the expiration of the applicable periods.

Each Member hereby covenants and agrees that upon the occurrence of any of the events described in this Section 10.2, it shall promptly take all appropriate action to cause the Company to be dissolved and liquidated in accordance with the provisions of this ARTICLE X.

Section 10.3   Liquidation. In all cases of dissolution of the Company, the Business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)       The Board of Managers shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)       The property of the Company shall be liquidated or distributed in kind by the Board of Managers as promptly as possible, but in an orderly, businesslike and commercially reasonable manner. The Board of Managers may, in the exercise of its business judgment and if commercially reasonable, determine (i) to sell all or any portion of the property of the Company to a Member, provided that the purchase price is not less than the fair market value of such property, or to any other Person or (ii) not to sell all or any portion of the property of the Company, in which event such property and assets shall be distributed in kind pursuant to Section 10.3(d).

(c)       Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in ARTICLE IV. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with ARTICLE IV and the amount of the distribution shall be considered to be such fair market value of the asset.

(d)       The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)	To the payment of the debts and liabilities of the Company and the expenses of liquidation or distribution;
(ii)

To the setting up of any reserves which the Board of Managers shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. Such reserves may, in the discretion of the Board of Managers, be held by the Board of Managers or paid over to a bank or trust company selected by it, in either case to be held by the Board of Managers or such bank or trust company as escrow holder or liquidating trustee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above. Such reserves shall be held for such period as the Board of Managers shall deem advisable, and upon the expiration of such period, any remaining balance shall be distributed as provided in clause (iii) of this subsection; and

(iii)

The balance, if any, to the Members, having positive Capital Account balances (after all adjustments thereto otherwise required hereunder) proportionately to their respective positive Capital Account balances (as so adjusted); provided, that, unless otherwise agreed to by the Members, any asset to be distributed in kind shall be distributed to the Members in proportion to their positive Capital Account balances as set forth in this Section 10.3(d)(iii).

Section 10.4   Continuation of the Company. Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not cause the dissolution of the Company, and the Members are expressly authorized to continue the Business of the Company in such event, without any further action on the part of the Members.

ARTICLE X

MISCELLANEOUS

Section 11.1   Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and permitted assigns.

Section 11.2   Notices. Any and all notices, demands, consents, approvals, requests or other communications which any Member may desire or be required to give hereunder (collectively, “Notices”) shall be by personal delivery, facsimile, by overnight courier or by prepaid certified mail to the Members at their addresses referred to in Exhibit A or such other address as a Member may from time to time designate to the others. Any Member may designate another address or change its address for Notices hereunder by a Notice given pursuant to this Section. A Notice sent in compliance with the provisions of this Section shall be deemed delivered when actually received by the party to whom sent. Rejection or other refusal to accept or the inability to deliver because of a changed address or addressee of which no Notice was given as provided in this Section shall be deemed to be receipt of the Notice sent.

Section 11.3   Entire Agreement. This Agreement (and the documents referred to herein) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

Section 11.4   Section Headings. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 11.5   Counterparts. This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on all of the parties hereto, their successors and their assigns, notwithstanding that all of the parties hereto are not signatories to the original or to the same counterpart. Each counterpart signature page so executed may be attached to a master counterpart of this Agreement to be kept by the Board of Managers at the principal office of the Company and such master counterpart as well as any and all other counterparts executed by any of the parties hereto shall constitute a single agreement. Any party may execute this Agreement by facsimile or portable document format (.pdf) signature and the other party(ies) shall be entitled to rely on such facsimile or .pdf signature as evidence that such party has duly executed this Agreement. Any party executing this Agreement by facsimile or .pdf signature shall immediately forward to the other party(ies) an original signature page by overnight mail, but the failure of such delivery shall not invalidate the validity of the facsimile or .pdf signature.

Section 11.6   Gender. Wherever the context requires, any noun or pronoun used herein may be deemed to mean the corresponding masculine, feminine or neuter in form thereof and the singular form of any nouns and pronouns herein may be deemed to mean the corresponding plural and vice versa as the case may require.

Section 11.7   Agency. Except as provided herein, nothing herein contained shall be construed to constitute any Member hereof the agent of any other Member hereof or to limit in any manner the Members in the carrying on of their own respective businesses or activities. Any Member may engage in and/or possess any interest in other business ventures of every nature and description, independently or with others, whether existing as of the date hereof or hereafter coming into existence; and neither the Company nor any Member hereof shall have any rights in or to any such independent ventures or the income or profits derived there from.

Section 11.8   Further Assurances. The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

Section 11.9   Severability. In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any jurisdiction, the validity and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby, and the invalid or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the economic result intended by the Members.

Section 11.10 Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. Except as to arbitration proceedings which shall be governed by Section 11.18, the Parties hereby agree that venue with respect to any dispute, to the extent permitted by law, shall be Broward County, Florida.

Section 11.11 Incorporation by Reference. Every exhibit attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement otherwise expressly provides.

Section 11.12 Limitation on Liability. The Members shall not be bound by, or be personally liable for, by reason of being a Member or Manager, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of such Member’s Capital Contributions as provided under ARTICLE II.

Section 11.13    Amendment, Waiver or Modification. Except for an amendment in connection with the Transfer of any Membership Interest in accordance with the terms of this Agreement or the admission of a new Member in accordance with the terms of this Agreement, no amendment, waiver or modification to this Agreement shall be effective without the prior unanimous written consent of all of the Members.

Section 11.14    Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

Section 11.15    Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

Section 11.16    Investment Representations. The parties to this Agreement agree as follows with respect to investment representations.

(a)	The undersigned Members understand:
(i)

That the Membership Interests evidenced by this Agreement have not been registered under the Securities Act, the Florida Investors Protection Act, the Delaware Securities Act or any other state securities laws (the “Securities Laws”) because the Company is issuing these Membership Interests in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;

(ii)	That the Company has relied upon the fact that the Membership Interests are to be held by each Member for investment; and
(iii)	That exemption from registration under the Securities Laws may not be available if the Membership Interests were acquired by a Member with a view to distribution.

(b)       Accordingly, each Member hereby confirms to the Company that the Member is acquiring the Membership Interests for the Member’s own account, for investment and not with a view to the resale or distribution thereof.

(c)       Before acquiring a Membership Interest, each Member has investigated the Company and its Business, and each Member has had made available to it all information necessary for the Member to make an informed decision to acquire the Membership Interest. Each Member considers itself to be a person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member’s investment in the Membership Interest.

Section 11.17    Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with each of the other Members for the benefit of all Members, that (i) it is not currently making a market in interests in the Company and will not in the future make such a market and (ii) it will not transfer its interest in the Company on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Section 7704 of the Code and Treasury Regulations and rulings and other pronouncements of the Internal Revenue Service or the Department of the Treasury thereunder. Subject to ARTICLE IX, each Member further agrees that it will not assign ay interest in the Company to any assignee except in compliance with ARTICLE IX, and unless such assignee agrees to be bound by this Section 11.14 and to assign such interest only to such Persons who agree to be similarly bound.

Section 11.18    Alternate Dispute Resolution. Any controversy, dispute, disagreement or claim between any parties hereto arising out of or related to any provision of this Agreement, or any alleged breach of provisions relating thereto, shall be settled exclusively by binding arbitration, which shall be conducted in Broward County, Florida before a single arbitrator, mutually agreeable by all the parties thereto, in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by this Agreement or by the agreement of all of the parties to this Agreement. If the Members are unable to agree on the selection of an arbitrator, then each Member shall select one (1) arbitrator no later than fifteen (15) days after a claim of arbitration is filed by any party with the American Arbitration Association, Miami Office (“Filing Date”) and those two (2) arbitrators selected by the respective Members shall mutually agree on the selection of a third (3rd) arbitrator within thirty (30) days after the Filing Date. If the two (2) arbitrators selected by the respective Members fail to agree on the selection of a third (3rd) arbitrator within such period of time, then any party may petition the director or other appointed representative of the American Arbitration Association to shall select the third (3rd) arbitrator, and the arbitrator so selected shall be the third (3rd) arbitrator. The ruling of the mutually agreed upon arbitrator, if applicable, or of a majority of the three (3) arbitrators, if applicable, shall prevail in any dispute. The arbitrator shall use its best efforts to conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered on or before the later of ninety (90) Business Days after the first delivery of the notice of arbitration or twenty (20) Business Days following conclusion of the arbitration hearing. The Final Determination must be signed by the arbitrator(s). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors. The parties to such arbitration may enforce any Final Determination in any state or federal court having jurisdiction over the dispute.

Section 11.19    No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 11.20    Legal Representation. The Company may retain one or more legal counsel (“Law Firm”), from time to time, to represent the Company on specified matters and the Members hereby recognize and acknowledge that representation of the Company shall not establish any attorney-client relationship between the Members and the Law Firm. It is further expressly acknowledged and agreed by the Members, that any Law Firm representing the Company may also represent the Manager and/or any of its Affiliates.

Section 11.21    Conflict Waiver. The Members hereby acknowledge and agree that: (i) Ruden, McClosky, Smith, Schuster & Russell, P.A. (“Ruden”) has represented the

Company in the preparation of this Agreement and may hereafter represent the Company in other matters; (ii) the Firm currently represents Hydron and has represented Hydron one or more of its Affiliates in the past and may do so in the future; (iii) each Member and its Affiliates and principals has waived any conflict of interest that exists as a result of such representation; and (iv) each Member and its Affiliates and principals has been advised to consult with independent legal counsel before entering into this Agreement, and has consulted such counsel as it deemed appropriate.

Section 11.22    No Broker. The Members have not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 11.23    Construction. It is acknowledged that each party to this Agreement had the opportunity to be represented by legal counsel in the preparation of this Agreement and, accordingly, the rule that a contract shall be interpreted strictly against the party preparing same shall not apply herein due to the joint contributions of the parties hereto.

Section 11.24    Schedules and Exhibits. Each Schedule and Exhibit referred to in this Agreement forms an essential part of this Agreement, and if not physically attached hereto, should nonetheless be treated as part of this Agreement, and are hereby incorporated herein by reference.

Section 11.25    Nature of Interests. A Member’s Membership Interest shall for all purposes be personal property. No Member has any interest in specific Company property.

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IN WITNESS WHEREOF, the Members have entered into this Agreement as of the day and year first above written.

HYDRON TECHNOLOGIES, INC., as a Member

By:	_________________________
Name: Richard Banakus
Title: Chairman

BRAND BUILDERS INTERNATIONAL, LLC, as a Member

By:	_________________________
Name: Ilonka Harezi
Title: Manager

EXHIBIT A

LIST OF MEMBERS, CAPITAL CONTRIBUTIONS

AND PERCENTAGE INTERESTS

Member Name and Address for Notices	Initial Capital Contribution	Percentage Interest
Hydron Technologies, Inc. 82 Verissimo Drive Novato, CA 94947 Tel: 415 897 9167 Attention: Richard Banakus	The Hydron Assets pursuant to Section 2.2(a) of the Contribution Agreement, equal to the $542,555.16 tax basis of the inventory and equipment contributed, less payables assumed in the amount of $52,251.86, plus $200,000 in cash contributed totaling $690,303.30.	50%
Brand Builders International, LLC 645 East Atlantic Avenue Delray Beach, FL Tel.: 561-665-4245 Fax: 561-665-4255 Attention: Ilonka Harezi	The Capital Contribution to be made by Harezi pursuant to Section 2.2 (b) of the Contribution Agreement in the amount of $50,000	50%

Exhibit A-1

EXHIBIT B

Definition of Terms

“Act” means the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

“Additional Capital Contributions” has the meaning set forth in Section 2.2(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the applicable Fiscal Year after (i) crediting thereto any amounts which such Member is, or is deemed to be, obligated to restore pursuant to Treasury Regulations § 1.704-2(g)(1) and § 1.704-2(i)(5) and (ii) debiting such Capital Account by the amount of the items described in Treasury Regulations § 1.704 1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with another Person. For purposes of this definition, a Person shall be deemed to exercise control through the ownership of more than 50% of the voting securities of another Person.

“Agreement” means this Limited Liability Company Agreement of Brand Builders RX, LLC, as amended from time to time.

“Board of Managers” has the meaning set forth in Section 1.2.

“Budget” means the budget adopted by the Board of Managers with respect to anticipated revenues and expenditures of the Company for any particular fiscal year of the Company. The initial Budget is set forth as Exhibit D hereto.

“Business” has the meaning set forth in Section 1.4.

“Business Day” means mean any weekday on which banks and all federal, state and local government offices are open for business in Broward County, Florida.

“Buy-Sell Agreement” means that certain Buy-Sell Agreement dated as of the date hereof among Hydron, Harezi and the Company, as amended from time to time, substantially in the form of Exhibit E hereto.

“Capital Account” has the meaning set forth in Section 3.2(a).

Exhibit B-1

“Capital Contribution” means an amount of cash and the fair market value of property contributed to the capital of the Company by a Member, including without limitation any Additional Capital Contributions of such Member.

“Cash Capital Contribution” shall have the meaning set forth in the Contribution Agreement.

“Certificate of Formation” means the Certificate of Formation of Brand Builders RX, LLC, as amended from time to time. The initial Certificate of Formation is attached as Exhibit C hereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Minimum Gain” has the meaning attributed to “partnership minimum gain” as set forth in Treasury Regulations §§ 1.704-2(b)(2) and 1.704-2(d).

“Contribution Agreement” means that certain Capital Contribution and Capital Contribution Agreement dated as of the date hereof between Hydron and Harezi, as amended from time to time.

“Disability” means if, at the end of any calendar month, a Person is and has been, for the 4 consecutive full calendar months then ending, or for 80 percent or more of the normal working days during the 6 consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform her duties to the Company in her normal and regular manner.

“Distributable Cash” means the excess of the sum of cash receipts of all kinds of the Company over the sum of cash disbursements for the expenses of the Company (or amounts reserved against liabilities (contingent or otherwise) of the Company, to pay expenses of the Company or to make distributions of Tax Allowance Amounts), all as determined by the Members, and any reasonable amounts set aside for Reserves by the Company in the discretion of the Board of Managers.

“Filing Date” has the meaning set forth in Section 11.18.

“Final Determination” has the meaning set forth in Section 11.18.

“Financial Statements” has the meaning set forth in Section 8.6.

“Fiscal Year” has the meaning set forth in Section 1.6.

“Harezi” means Brand Builders International, LLC, a Florida limited liability company.

Exhibit B-2

“Harezi Appointed Manager” means a Manager appointed to the Board by Harezi pursuant to Section 1.2.

“Harezi Contribution” has the meaning set forth in Section 2.2(a).

“Hydron” means Hydron Technologies, Inc., a New York corporation.

“Hydron Appointed Manager” means the Manager appointed to the Board of Managers by Hydron pursuant to Section 1.2.

“Law Firm” has the meaning set forth in Section 11.20.

“License Agreement” means that certain License Agreement between the Company and Hydron pursuant to which Hydron has licensed or sublicensed certain of its intellectual property to the Company.

“Management Services Agreement” has the meaning set forth in Section 6.3(a). A form of the Management Services Agreement is attached as Exhibit F hereto.

“Managers” has the meaning set forth in Section 1.2.

“Member” means each Person executing this Agreement as a Member (or any successor or permitted assignee of such Member) and Members means all such Persons.

“Membership Interest” has the meaning set forth in Section 3.1.

“Member Minimum Gain” means an amount, determined in accordance with Treasury Regulations § 1.704-2(i)(3) with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability.

“Member Nonrecourse Debt” has the meaning attributed to “partner nonrecourse debt” as set forth in Treasury Regulations § 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning attributed to “partner nonrecourse deductions” as set forth in Treasury Regulations § 1.704 2(i).

“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a)       any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

Exhibit B-3

(b)       any expenditures of the Company described in § 705(a)(2)(B) of the Code (or treated as expenditures described in § 705(a)(2)(B) of the Code pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(c)       in the event the fair market value of any Company asset is adjusted in accordance with Section 3.2(b), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)       gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of the asset disposed of under Treasury Regulations § 1.704-1(b)(2)(iv), notwithstanding that the adjusted tax basis of such asset differs from such book value; and

(e)       notwithstanding any other provision of this definition, any items which are allocated under Section 4.3 shall not be taken into account in the computation of “Net Income” or “Net Loss.”

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations § 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations § 1.704-2(b)(3).

“Notices” has the meaning set forth in Section 11.2.

“Officers” has the meaning set forth in Section 6.1(a).

“Party” or Parties” means a signatory or signatories, respectively, to this Agreement.

“Percentage Interest” has the meaning set forth in Section 3.1.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or other department or agency thereof.

“Related Agreements” means the Contribution Agreement, the Buy-Sell Agreement, and the License Agreement.

“Related Party” means a Person who is related by blood, marriage or any substantial business relationship such as service as an officer, director or employee of such Person or a business entity that is an Affiliate of such Person.

Exhibit B-4

“Reserves” means, with respect to any fiscal period, funds set aside during such period which shall be maintained in amounts deemed sufficient by the Board of Managers for working capital for existing operations, for current investment or reinvestment and/or for future investment and operations.

“Ruden” has the meaning set forth in Section 11.21.

“Securities Act” has the meaning set forth in Section 8.2.

“Securities Acts” has the meaning set forth in Section 11.13.

“Tax Allowance Amount” means, with respect to any Member, for any calendar quarter (i) forty-five percent (45%) of the excess of (a) such Member’s share of the estimated net taxable income allocable to such Member arising from its ownership of an interest in the Company calculated through such calendar quarter over (b) any net losses (for income tax purposes) of the Company for prior Fiscal Years and such Fiscal Year that are allocable to such Member that were not previously utilized in the calculation of the Tax Allowance Amounts in a prior Fiscal Year minus (ii) all prior distributions (including distributions of Tax Allowance Amounts) for such Fiscal Year, all as determined by the Board of Managers in good faith. The amount so determined by the Board of Managers shall be the Tax Allowance Amount for such period and shall be final and binding on all Members.

“Tax Matters Member” means Harezi.

“Transfer” means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, as a verb, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

“Transferred Interest” has the meaning set forth in Section 9.1(b).

“Treasury Regulations” means the applicable provisions of the income tax regulations promulgated under the Code, as amended from time to time, including the corresponding provisions of any succeeding regulations.

Exhibit B-5

EXHIBIT C

CERTIFICATE OF FORMATION

OF

Brand Builders RX, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:	The name of the limited liability company (hereinafter called the “limited liability company”) is: Brand Builders RX, LLC.
SECOND:

The address of the registered office of the limited liability company in the State of Delaware is located at: 108 West 13th Street, Wilmington, Delaware 19801. Located in the County of New Castle. The name of the registered agent at that address is Business Filings Incorporated

THIRD:	The duration of the limited liability company shall be perpetual.
FOURTH

The names and address of the members are:

Hydron Technologies, Inc., 4400 34 Street North Suite F, St Petersburg, Florida 33714
Brand Builders International, LLC, 645 E Atlantic Avenue, Delray Beach, Florida 338483

Executed on October 7, 2008

/s/ Mark Williams
Business Filings Incorporated
Authorized Person
Mark Williams, A.V.P.

Exhibit C-1

EXHIBIT D

INITIAL BUDGET

Exhibit D-1

EXHIBIT E

BUY-SELL AGREEMENT

Exhibit E-1

EXHIBIT F

MANAGEMENT SERVICES AGREEMENT

Exhibit F-1